EXHIBIT 4.1

FREESCALE SEMICONDUCTOR, INC.,

as Issuer

AND

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee

FOURTH SUPPLEMENTAL INDENTURE

Dated as of June 8, 2005

      FOURTH SUPPLEMENTAL INDENTURE dated as of June 8, 2005 between Freescale Semiconductor, Inc., a Delaware corporation (the “Company”), and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee (the “Trustee”). All capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Original Indenture (as hereinafter defined).

WITNESSETH:

      Whereas, the Company has heretofore entered into an Indenture dated as of July 21, 2004, as supplemented by the First Supplemental Indenture dated as of July 21, 2004, the Second Supplemental Indenture dated as of July 21, 2004 and the Third Supplemental Indenture dated as of July 21, 2004 (as supplemented, the “Original Indenture”), with the Trustee;

      Whereas, the Original Indenture is incorporated herein by this reference and the Original Indenture, as supplemented by this Fourth Supplemental Indenture, is herein called the “Indenture”;

      Whereas, the Company desires to amend the definition of “Cash Equivalents” in Section 1.01 of the Indenture as set forth herein (the “Amendment”);

      Whereas, Section 11.02 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture with the written consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Securities of each series affected by such amendment or supplement, with certain exceptions;

      Whereas, pursuant to the Consent Solicitation Statement dated May 23, 2005 of the Company and related documents, the Company has solicited and obtained consents from the holders of at least a majority in aggregate principal amount of each series of outstanding Securities to the Amendment; and

      Whereas, the Company and the Trustee desire and have agreed to execute and deliver this Fourth Supplemental Indenture as herein provided, and all conditions necessary to authorize the execution and delivery of this Fourth Supplemental Indenture and to make it a valid and binding obligation of the Company have been done or performed.

      Now, Therefore, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree to the following provisions:

ARTICLE I
AMENDMENT

      SECTION 1.01. Amendment. The definition of “Cash Equivalents” in Section 1.01 of the Original Indenture is hereby deleted in its entirety and replaced with the following:

      “Cash Equivalents” means:

      (1) United States dollars, pounds sterling, euros or, in the case of any foreign Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

      (2) securities issued or directly and fully guaranteed or insured by the United States government (or any agency or instrumentality thereof), in each case the payment of which is backed by the full faith and credit of the United States and having maturities of not more than two years from the date of acquisition;

      (3) marketable direct obligations issued by (a) any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or (b) any foreign government or any political subdivision or public instrumentality thereof, in each case maturing within two years from the date of acquisition thereof and, at the date of acquisition, having one of the three highest ratings obtainable from either Moody’s or S&P;

      (4) certificates of deposit and time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic or foreign commercial bank, in each case having combined capital and surplus in excess of $500 million and a Thomson Bank Watch Rating (or the successor thereto) of “B” or better;

      (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

      (6) debt securities and commercial paper issued by any corporation or other entity, in each case having, at the time of acquisition, one of the three highest ratings obtainable from Moody’s or S&P and maturing within two years for fixed rate instruments and five years for floating rate instruments from the date of acquisition;

      provided that, after giving effect to an investment of the type described in clauses (1) through (6) of this definition, the weighted average final maturity of all investments of the type described in clauses (1) through (6) of this definition (other than all investments that, when made, constituted Qualifying Investments (as hereinafter defined)) does not exceed 180 days from the date of such investment; and

      (7) investments in money market funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

      At any time at which the value, calculated in accordance with GAAP, of all investments of the Company and its Restricted Subsidiaries that were deemed, when made, to be Cash Equivalents in accordance with clauses (1) through (7) above

(collectively, the “180-Day Cash Equivalents”) exceeds the Indebtedness of the Company and its Restricted Subsidiaries, “Cash Equivalents” shall also mean any investment (a “Qualifying Investment”) that satisfies the following three conditions: (a) immediately after giving effect to the Qualifying Investment, the value, calculated in accordance with GAAP, of the 180-Day Cash Equivalents is in excess of the Indebtedness of the Company and its Restricted Subsidiaries; (b) the Qualifying Investment is of a type described in clauses (1) through (7) of this definition, but has an effective maturity (whether by reason of final maturity, a put option or, in the case of an asset-backed security, an average life) of five years and one month or less from the date of such Qualifying Investment (notwithstanding any provision contained in such clauses (1) through (7) requiring a shorter maturity); and (c) the weighted average effective maturity of such Qualifying Investment and all other investments that were made as Qualifying Investments in accordance with this paragraph, does not exceed two years from the date of such Qualifying Investment.”

ARTICLE II
MISCELLANEOUS

      SECTION 2.01. Trustee Matters. The recitals in this Fourth Supplemental Indenture are made by the Company only and not by the Trustee; and all of the provisions contained in the Original Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this Fourth Supplemental Indenture as fully and with like effect as if set forth herein in full.

      SECTION 2.02. Ratification. The Original Indenture is in all respects ratified and confirmed, and the Original Indenture and this Fourth Supplemental Indenture shall be read, taken and construed as one and the same instrument; provided that, in case of conflict between this Fourth Supplemental Indenture and the Original Indenture, this Fourth Supplemental Indenture shall control.

      SECTION 2.03 Counterpart Originals. This Fourth Supplemental Indenture may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

      SECTION 2.04 Effect of Headings. The Article and Section headings herein have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

      SECTION 2.05 Governing Law. This Fourth Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York.

      SECTION 2.06 Provisions for the Sole Benefit of Parties and Holders. Nothing in the Indenture, as supplemented, amended and modified by this Fourth Supplemental Indenture, expressed or implied, is intended or shall be construed to confer upon, or to give or grant to, any person or entity, other than the Company, the Guarantors, the Trustee, the Paying Agent and the registered owners of Securities, any legal or equitable right, remedy or claim under or by reason of the Indenture or any covenant, condition or stipulation hereof, and all covenants, stipulations, promises and agreements in the Indenture contained by and on behalf of the Company shall be for the sole and exclusive benefit of the Company, the Guarantor, the Trustee, the Paying Agent and the registered owners of Securities.

[signature page follows]

      In Witness Whereof, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the day and year first above written.

FREESCALE SEMICONDUCTOR, INC., as Issuer

/s/ Alan Campbell
Name: Alan Campbell Title: Senior Vice President and Chief Financial Officer

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

/s/ Irina Golovashchuk
Name: Irina Golovashchuk Title: Associate